Exhibit 99.1
For Immediate Release

Contact:  Paul Colasono, CFO
Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT ANNOUNCES HEDGE AGREEMENTS

 INTEREST RATE SWAP AGREEMENTS WILL REDUCE IMPACT OF FUTURE INCREASES
IN SHORT-TERM INTEREST RATES

NEW YORK, March 4, 2008 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News), a specialty consumer finance company primarily engaged in the servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced that it has entered into interest rate swap agreements in order to hedge a portion of its interest-rate-sensitive borrowings against future increases in short-term interest rates.

Effective February 27, 2008, the Company entered into $725 million (notional amount) of fixed-rate interest rate swaps in order to effectively stabilize the future interest payments on a portion of its interest-sensitive borrowings. The fixed-rate swaps are for periods ranging from one to four years, are non-amortizing, and are in effect for the respective full terms of each swap agreement. These swaps will reduce the Company’s exposure to future increases in interest costs on a portion of its borrowings due to increases in the 30-day London Interbank Offered Rate (“Libor”). The interest rate swaps were executed with the Company’s lead lending bank and are for the following terms: $220 million notional amount for one year at a fixed rate of 2.62%; $390 million notional amount for two-years at a fixed rate of 2.79%; $70 million notional amount for three years at a fixed rate of 3.11%; and $45 million notional amount for four years at a fixed rate of 3.43%.

Under these swap agreements, the Company will make interest payments to its lead lending bank at fixed rates and will receive interest payments from its lead lending bank on the same notional amounts at variable rates based on Libor. The Company pays interest on its interest-sensitive borrowings based on one month Libor plus applicable margins. Accordingly, the Company has established a fixed rate plus applicable margins on $725 million of its borrowings for the next year, $505 million for two years, $115 million for three years and $45 million for four years. The one-month Libor rate was 3.12% at the time the swaps were executed.

“We were able to take advantage of favorable swap rates in the capital markets and fix the cost of a significant portion of our interest-sensitive debt at a weighted average fixed rate of 2.81%, plus applicable margins, at a time when the one-month Libor rate had declined over 200 basis points since mid-December 2007, and swap rates at the one- and two-year maturity points were lower than 30 day Libor,” commented Paul Colasono, Chief Financial Officer of Franklin Credit Management Corporation.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in the servicing and resolution of its performing, reperforming and nonperforming residential mortgage loans. Franklin’s portfolio consists of both first -and second- lien loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchased these loan portfolios at a discount to the unpaid principal balance and originated subprime loans to individuals at interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originated subprime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and has generally held for investment the loans acquired and a significant portion of the loans originated. The Company's executive, administrative and operations offices are located in Jersey City, New Jersey. Additional information on the company is available on the Internet at our website at www.franklincredit.com.  Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, changes in the level of growth in the finance and housing markets, such as slower or negative home price appreciation; (ii) the Company’s relations with the Company’s lenders and such lenders’ willingness to waive any defaults under the Company’s agreements with such lenders; (iii) increases in the delinquency rates of borrowers, (iv) the availability of clients holding sub-prime borrowers for servicing by the Company on a fee paying basis; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; (viii) the Company’s success in entering the business of servicing loans for others, in which the Company has no prior experience with servicing loans for others; and (ix) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as otherwise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.